Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464

Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES AND STATE OF TENNESSEE

EXTEND TENNCARE CONTRACTS

All Regions Contracted Through 2005

FARMINGTON, Conn. – October 4, 2004 – Magellan Health Services, Inc. (Nasdaq:MGLN) announced today that it has entered into contracts with the State of Tennessee to extend the Company’s management of behavioral health care services for members of TennCare, the State’s health insurance program for Medicaid recipients and the uninsured.

Under the agreements, which are effective as of July 1, 2004, Tennessee Behavioral Health, a wholly owned subsidiary of Magellan, and Premier Behavioral Systems of Tennessee, a joint venture of Magellan and HCA Inc., will continue to serve approximately 800,000 members in the Middle and West regions of TennCare through December 31, 2005.  The Company had previously announced that it expected the contracts to be effective through December 31, 2004.  Annual revenue for these contracts is expected to be approximately $280 million.

In addition, under these agreements, Tennessee Behavioral Health will serve approximately 500,000 members in the East region through December 31, 2005, as the Company had previously announced.  Annual revenue for the East contract is expected to be approximately $160 million.

As a result of these agreements, Magellan will continue to manage behavioral health care for the entire TennCare program.

Steven J. Shulman, chairman and CEO of Magellan, said, “For nearly a decade, Magellan has supported the State of Tennessee in its efforts to provide comprehensive behavioral health benefits to the poor and uninsured through this landmark program.  We are pleased to offer further continuity for TennCare stakeholders through the extension of our contracts and look forward to drawing on our long history and expertise in administering public sector mental health programs as we partner with the State through its TennCare reform initiative.”

About Magellan:  Headquartered in Farmington, Conn., Magellan Health Services (Nasdaq:MGLN) is the country's leading managed behavioral health care organization.  Its customers include health plans, corporations and government agencies.

Safe Harbor Statement:  Certain of the statements made in this document may constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements including: service issues, termination of contracts by TennCare, revenues, operating results or cash flows differing from those contemplated or implied by such forward-looking statements, the impact of new or amended laws or regulations, governmental inquiries, unanticipated increases in the costs of care, economic uncertainties and other factors.  Any forward-looking statements made in this document are qualified in their entirety by the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 30, 2004 and by Magellan’s Quarterly Report on Form 10-Q for the period ended June 30, 2004 filed with the Securities and Exchange Commission on July 29, 2004.

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